As filed with the Securities and Exchange Commission on June 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUIDELORTHO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	87-4496285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9975 Summers Ridge Road, San Diego, California 92121

(Address of Principal Executive Offices, Zip Code)

QuidelOrtho Corporation Amended and Restated 2018 Equity Incentive Plan

QuidelOrtho Corporation Amended and Restated 1983 Employee Stock Purchase Plan

(Full title of the plan)

Michelle A. Hodges

Senior Vice President, General Counsel

9975 Summers Ridge Road

San Diego, California 92121

(858) 552-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000

San Francisco, CA 94105-0921

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On December 22, 2021, Quidel Corporation (“Quidel”) and Ortho Clinical Diagnostics Holdings plc (“Ortho”) entered into a Business Combination Agreement (the “BCA”), pursuant to which, among other things, Quidel and Ortho were acquired and combined under QuidelOrtho Corporation (the “Registrant”). In accordance with the terms of the BCA, the Registrant assumed the QuidelOrtho Corporation Amended and Restated 2018 Equity Incentive Plan (f/k/a the Quidel Corporation Amended and Restated 2018 Equity Incentive Plan, as amended and restated effective May 16, 2022) (the “Equity Incentive Plan”) and the QuidelOrtho Corporation Amended and Restated 1983 Employee Stock Purchase Plan (f/k/a the Quidel Corporation Amended and Restated 1983 Employee Stock Purchase Plan, as amended and restated effective May 16, 2022) (the “Stock Purchase Plan”). Moreover, in connection with the BCA, all outstanding equity awards that had previously been granted under the Quidel equity schemes were converted into equivalent awards under the Equity Incentive Plan and the Stock Purchase Plan, as assumed by the Registrant.

To effect the foregoing, this Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant to register (i) 4,705,635 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), to be offered and sold under the Equity Incentive Plan and (ii) 780,197 shares of Common Stock, to be offered and sold under the Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Equity Incentive Plan and Stock Purchase Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not required to be and are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on April  11, 2022 relating to the Registrant’s Registration Statement on Form S-4 originally filed with the Commission on January 31, 2022;

(b)	the Registrant’s Current Report on Form 8-K filed with the Commission on May 27, 2022;

(c)	Quidel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on February 18, 2022;

(d)	Quidel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Commission on May 5, 2022; and

(e)

the description of the Registrant’s securities contained in Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed with the Commission on April 4, 2022, as amended, together with any amendment or report filed with the Commission for purposes of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of these documents furnished or not otherwise deemed to be filed), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent any such person is successful on the merits or otherwise in the defense of any such derivative or non-derivative action, the corporation must indemnify the person against such expenses. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article 10 of the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be thereafter amended, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as director.

The DGCL permits indemnification of directors, officers, employees and agents in certain circumstances and subject to certain limitations. Article VI of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides that the Registrant shall, to the fullest extent permitted by the DGCL, as the same exists or may be thereafter amended, indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether internal or external (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was a director or officer of the Registrant, or while a director or officer of the Registrant is or was serving at the request of the Registrant as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, if certain conditions are met, which parallel the provisions of the DGCL.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers. The provisions of the indemnification agreements parallel the portions of the Bylaws described above. The Registrant also maintains insurance on its directors and officers, which covers liabilities under federal securities laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits filed as part of this Registration Statement is included in the Exhibit Index which is incorporated by reference herein.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of QuidelOrtho Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 27, 2022).

4.2	Amended and Restated Bylaws of QuidelOrtho Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 27, 2022).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page).

99.1	QuidelOrtho Corporation Amended and Restated 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 27, 2022).

99.2	QuidelOrtho Corporation Amended and Restated 1983 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on May 27, 2022).

107.1*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 1, 2022.

QUIDELORTHO CORPORATION

By:	/s/ Douglas C. Bryant
Name:	Douglas C. Bryant
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Douglas C. Bryant, Joseph M. Busky and Michelle A. Hodges, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Douglas C. Bryant	Chairman and Chief Executive Officer (Principal Executive Officer)	June 1, 2022
Douglas C. Bryant

/s/ Joseph M. Busky	Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2022
Joseph M. Busky

/s/ Kenneth F. Buechler	Director	June 1, 2022
Kenneth F. Buechler

/s/ Evelyn Dilsaver	Director	June 1, 2022
Evelyn Dilsaver

/s/ Edward L. Michael	Director	June 1, 2022
Edward L. Michael

/s/ Mary Lake Polan	Director	June 1, 2022
Mary Lake Polan

/s/ Ann D. Rhoads	Director	June 1, 2022
Ann D. Rhoads

/s/ Robert R. Schmidt	Director	June 1, 2022
Robert R. Schmidt

/s/ Christopher M. Smith	Director	June 1, 2022
Christopher M. Smith

/s/ Matthew W. Strobeck	Director	June 1, 2022
Matthew W. Strobeck

/s/ Kenneth J. Widder	Director	June 1, 2022
Kenneth J. Widder

/s/ Joseph D. Wilkins Jr.	Director	June 1, 2022
Joseph D. Wilkins Jr.

/s/ Stephen H. Wise	Director	June 1, 2022
Stephen H. Wise